Exhibit 5.1

Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020-1001 United States of America T: +1 212 506 2500 F: +1 212 262 1910 mayerbrown.com

July 28, 2026
Conagra Brands, Inc. 222 W. Merchandise Mart Plaza, Suite 1300 Chicago, Illinois 60654
Re: $500,000,000 of 5.400% Senior Notes due 2031 of Conagra Brands, Inc.
Ladies and Gentlemen:

We have acted as counsel for Conagra Brands, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of $500,000,000 aggregate principal amount of the Company’s 5.400% Senior Notes due 2031 (the “Notes”). The Notes are to be issued under the Indenture, dated as of August 12, 2021 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as successor trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, dated as of July 28, 2026 (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee. The Notes were sold pursuant to the Underwriting Agreement, dated as of July 21, 2026 (the “Underwriting Agreement”), by and among the Company and BofA Securities, Inc., Goldman Sachs & Co. LLC, Mizuho Securities USA LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein.

We have also participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) of a Registration Statement on Form S-3, as amended (File No. 333-280760) (the “Registration Statement”), relating to the Notes. In rendering our opinions set forth below, we have examined originals or copies identified to our satisfaction of (i) the Underwriting Agreement; (ii) the Registration Statement; (iii) the prospectus as supplemented relating to the Notes; (iv) the Indenture; and (v) the form of the Notes. In addition, we have examined and relied upon other documents, certificates, corporate records, opinions and instruments, obtained from the Company or other sources believed by us to be reliable, as we have deemed necessary or appropriate for the purpose of this opinion.

In expressing the opinion set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies and the legal competence of each individual executing any document. As to all parties, we have assumed the due authorization, execution and delivery of all documents and the validity and enforceability thereof against all parties thereto, other than the Company, in accordance with their respective terms.

As to matters of fact (but not as to legal conclusions), to the extent we deemed proper, we have relied on certificates of responsible officers of the Company and of public officials and on

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including

Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England & Wales), Mayer Brown Hong Kong LLP (a Hong Kong limited liability partnership) and Tauil & Chequer Advogados (a Brazilian law partnership).

Mayer Brown LLP
Conagra Brands, Inc.
July 28, 2026
Page 2

the representations, warranties and agreements of the Company contained in the Underwriting Agreement.

Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that the Notes constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms, except that the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity).

We are admitted to practice law in the State of New York and our opinions expressed herein are limited solely to the federal laws of the United States of America and the laws of the State of New York, and we express no opinion herein concerning the laws of any other jurisdiction.

This opinion and the statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

We hereby consent to the incorporation by reference of this opinion as an exhibit to the Registration Statement and to all references to this firm in such Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Mayer Brown LLP

Mayer Brown LLP